EXHIBIT 10.2

AMENDMENT NO. 3 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 3 (the “Third Amendment”) to the Employment Agreement dated February 16, 2004 (the “Employment Agreement”) as further amended pursuant to Amendment No. 1 dated January 23, 2006 and Amendment No. 2 dated March 20, 2009 is entered into as of June 18, 2010 (the “Effective Date”) by and among Apollo Gold Corporation, a Yukon territory Corporation (“Parent”) and its wholly-owned subsidiary, Apollo Gold Inc., a Delaware corporation (jointly and severally with Parent, the “Employer”), and Melvyn Williams (“Executive”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement, as amended.

RECITALS

WHEREAS, the Employer desires that the Executive continue to be employed by the Employer and the Executive is willing to continue to be employed by the Employer;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements, including severance payments;

WHEREAS, the Employer and Executive have at all times administered and construed each provision of the Employment Agreement consistent with the requirements of Section 409A, including the short-term deferral exception to Section 409A;

WHEREAS, the Employer and Executive desire to clarify certain ambiguous terms and conditions of the Employment Agreement to confirm that those terms and conditions that are not grandfathered from the requirements of Section 409A of the Code pursuant to Treasury Regulation 1.409A-6 comply with the documentary requirements of the final Section 409A Treasury Regulations, including the short-term deferral exception of Section 409A of the Code and Treasury Regulation 1.409A-1(b)(4), and to continue Executive’s employment with the Employer in accordance with those clarified terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. Section 3(a) is hereby amended to add the following new sentence at the end of Section 3(a):

“Any bonus awarded to the Executive shall be paid in accordance with the Company’s customary practices, but in no event later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.”

2. Section 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Executive shall be reimbursed by the Company for business expenses incurred as a result of his work on behalf of the Company.  The Company shall reimburse the Executive for such expenses upon presentation of supporting documentation satisfactory to the Company in accordance with the tax principles applicable in Canada (at times when the Executive is resident in Canada) or in accordance with the tax principles applicable in the United States (at times when the Executive is resident in the United States) for such reimbursement and the Company’s established reimbursement policies, as those policies may be modified from time to time in the Company’s discretion.

The following provisions shall be in effect for any reimbursements to which the Executive otherwise becomes entitled under this Agreement, including (without limitation) the reimbursements provided under this Section 5 and the allowance provided in Section 3(c), in order to assure that such reimbursements are effected in compliance with the applicable requirements of Section 409A of the Code:

(i)           The amount of reimbursements to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year;

(ii)           The Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment; and

(iii)           In no event will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.”

3. Section 6(e) of the Employment Agreement is hereby amended in its entirety to read as follows:

“In the event of a Change of Control, the Executive’s employment shall be deemed to have been terminated without cause (whether or not the Executive’s employment actually terminates at the time of the Change of Control) and the Executive shall become entitled to receive the following payments and benefits:

(i)           Any stock options granted to the Executive but not vested shall be deemed to have immediately vested as of the date of the Change of Control;

(ii)           The Company shall pay to the Executive a lump-sum cash payment in an amount equal to (a) two times the Executive’s base salary (at the annual rate in effect on the effective date of the Change of Control) plus (b) 50% of the Executive’s bonus entitlement, times two.  Such payment shall be paid to the Executive within thirty days following the effective date of the Change of Control; and

(iii)           The Executive shall be entitled to a lump-sum cash payment, in a dollar amount equal to (a) twenty-four times the Company’s monthly cost of health care coverage for the Executive and his spouse and eligible dependents under the Company’s employee group health plan at the level of coverage in effect for Executive and his spouse and eligible dependents at the time of the Change of Control, plus (b) two times the Executive’s annual automobile allowance pursuant to Section 3(c).  Such payment shall be paid to the Executive within thirty days following the effective date of the Change of Control.

In no event shall the Executive become entitled to a payment pursuant to this Section 6(e) and pursuant to Section 6(f) of the Employment Agreement.  In the event of a Change of Control in which the Executive’s employment with the Company continues following the effective date of the Change of Control, Section 6(f) of the Employment Agreement shall terminate, and no payment will be made pursuant to such section.

4. Section 6(f) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Executive’s employment may be terminated without cause by majority vote of the Board.  In the event that the Executive’s employment is terminated pursuant to this section 6(f), in compensation for the Executive’s loss of employment, the Executive shall become entitled to receive the following benefits and payments, and the Executive shall not have the duty to mitigate damages:

(i)           Any stock options granted to the Executive but not vested shall be deemed to have immediately vested as of the Executive’s termination date;

(ii)           The Company shall pay to the Executive a lump-sum cash payment in an amount equal to (a) two times the Executive’s base salary (at the annual rate in effect at the time the Executive’s employment is terminated) plus (b) 50% of the Executive’s bonus entitlement, times two.  Such payment shall be paid to the Executive within thirty days following the date of his Separation from Service (as such term is defined in Section 18); and

(iii)           The Executive shall be entitled to a lump-sum cash payment, in a dollar amount equal to (a) twenty-four times the monthly cost of COBRA continued health care coverage for the Executive and his spouse and eligible dependents under the Company’s employee group health plan at the level of coverage in effect for Executive and his spouse and eligible dependents at the time of his termination and calculated on the basis of cost of such COBRA coverage at that time, plus (b) two times the Executive’s annual automobile allowance pursuant to Section 3(c).  Such payment shall be paid to the Executive within thirty days following the date of the Executive’s Separation from Service (as such term is defined in Section 18).”

5. The following new Section 18 is hereby added to the Employment Agreement:

“19.  Code Section 409A.

The parties intend that the provisions of this Agreement either (i) are grandfathered from the requirements of Section 409A of the Code or (ii) comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to the grandfather rules or the short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such rules or such exception.”

If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no amounts which become payable by reason of the Executive’s cessation of service shall actually be issued or distributed to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such cessation of service or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Company in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred payments shall be paid in a lump sum on the first day of the seventh (7th) month following the date of the Executive’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Executive’s death.

For purposes of this Agreement, the term “Separation from Service” shall have the meaning ascribed to such term under Code Section 409A and the Treasury Regulations issued thereunder.”

6. Except as modified by this Third Amendment, all the terms and provisions of the Employment Agreement, as amended shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

APOLLO GOLD CORPORATION

By:	/s/ R D Russell
Title: President & CEO

APOLLO GOLD, INC.

By:	/s/ R D Russell
Title: President & CEO

By:	/s/ Melvyn Williams
MELVYN WILLIAMS